Exhibit 99.1

NEWS RELEASE

Release No. 123-08-05

414 Union Street	Contact:
Nashville, TN 37219	Mary Cohn (Media Relations)
615.986.5600	615.986.5886
Fax: 615.986.5666	Becky Barckley/Mike Kinney (Investor Relations)
615.986.5600

FOR RELEASE AT 5:00 P.M. (EDT) - WEDNESDAY, AUGUST 24, 2005

LP Announces Accelerated Stock Buyback

NASHVILLE, Tenn. (August 24, 2005) - Louisiana-Pacific Corporation (LP) (NYSE:LPX) announced today it has entered into an agreement to purchase shares of its common stock from a financial intermediary for an aggregate purchase price of $150 million, pursuant to a private transaction in connection with an accelerated stock buyback program. LP is acquiring these shares as part of its previously announced authorization to repurchase up to 20 million shares.

“This share repurchase is consistent with LP’s commitment to returning value to our shareholders,” said Curt Stevens, executive vice president administration and CFO. “As previously communicated, this repurchase is intended to offset the dilution that occurred over the last several years due to employee stock programs. Our strong balance sheet allows us to both execute this agreement and retain flexibility to implement our long-term growth strategies.”

The number of shares to be repurchased under the program will be generally based on the volume weighted average share price of LP’s common stock during the term of the program. The program is subject to collar provisions that will establish minimum and maximum numbers of shares based on the volume weighted average share price over an initial hedge period (the “hedge period”). Under the terms of the program, the financial intermediary will deliver to LP an initial number of shares of common stock on an initial settlement date, subject to share adjustments pursuant to which LP may receive additional shares at the conclusion of the hedge period and/or on

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completion of the program. The minimum and maximum number of shares that LP may repurchase pursuant to the program will not be known until conclusion of the hedge period, which is expected to occur during the third quarter of 2005. The company expects the program to be completed in the first quarter of 2006, although in certain circumstances the completion date may be accelerated or extended. The final amount of shares repurchased will be determined at completion of the program.

LP is a premier supplier of building products, delivering innovative, high-quality commodity and specialty products to its retail, wholesale, homebuilding and industrial customers.  Visit LP’s Web site at www.lpcorp.com for additional information on the company.

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FORWARD LOOKING STATEMENTS

This news release contains statements concerning Louisiana-Pacific Corporation’s (LP) future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters addressed in these statements are subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts, market demand for the company’s products, and prices for structural products; the effect of forestry, land use, environmental and other governmental regulations; the ability to obtain regulatory approvals; and the risk of losses from fires, floods and other natural disasters. These and other factors that could cause or contribute to actual results differing materially from those contemplated by such forward-looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.